Exhibit 99.1
JCPENNEY ANNOUNCES 2007-2011 LONG-RANGE PLAN FOR GROWTH

12% to 12.5% Operating Income and 16% EPS Compound
Annual Growth Targets Expected

250 New Stores Planned, Including 150,000 Sq. Ft. Store
in New York City's Midtown Manhattan

PLANO, Texas, April 18, 2007– At its 2007 Analyst Meeting, held over the past two days, J. C. Penney Company, Inc. (NYSE:JCP) presented its 2007-2011 Long-Range Plan to accelerate the growth of its store and customer base, as well as its financial performance.

Myron E. (“Mike”) Ullman, III,  chairman and chief executive officer, said, “Building on the strength and progress of the last two years, our new Long-Range Plan is designed to make JCPenney the growth leader in the retail industry.  We will do this by accelerating our growth through vigorous execution of our new strategies.  We have tremendous confidence in our management team and 155,000 engaged Associates across the country to achieve our vision to be the preferred shopping choice for Middle America."

Long-Range Plan Strategies:
During the Analyst Meeting, JCPenney senior leadership presented growth initiatives focused around the four strategies of the new Long-Range Plan, including (1) developing a strong and enduring emotional connection with customers; (2) offering inspiring merchandise and services; (3) becoming the preferred choice for a retail career; and (4) establishing JCPenney as the growth leader in the retail industry.

Financial Expectations for 2007-2011:
The Company provided financial performance expectations through 2011, including a number of measures that will firmly establish JCPenney as a growth leader in the retail industry.  Long-Range Plan Financial Targets announced at the meeting included:

·     Total department store sales increasing mid-to-high single digits annually, comparable store sales increasing low-to-mid single digits and Direct sales increasing mid-single digits (with improvement throughout the period).
·     Continued improvement in both gross margin and operating expense ratios throughout the plan period, reaching approximately 40 percent and 28 percent of sales in 2011, respectively.
·    Operating income of 12 percent to 12.5 percent of sales in 2011.
·    A 16 percent compound annual growth rate in earnings per share for 2008 -2011.
·    Capital expenditures are planned at $1.275 billion per year for 2008-2011.
·    Continued improvement in returns on capital and financial leverage metrics, with a cash position of approximately $1.5 billion in 2011.

New Store Opening Plans:
Management announced that it now expects to open 250 new stores over the next five years, including its first ever store in New York City’s Midtown Manhattan. The new 150,000 sq. ft. store will be constructed in conjunction with Vornado Realty Trust’s redevelopment of Manhattan Mall. The new store opening plan represents an increase from previous guidance of 150 stores by the end of 2009. Additionally, the Company said it plans to renovate approximately 300 stores by the end of 2011.

Revised First Quarter 2007 Earnings Guidance:
During the meeting, management raised guidance for first quarter 2007 earnings from continuing operations to $1.02 per share from $0.99 per share, with no changes to guidance for the remaining three quarters of the year.

A replay of the 2007 Analyst Meeting can be accessed on the Company’s corporate Web site, www.jcpenney.net or by calling 973-341-3080 (PIN for the April 17 replay is 8540216, and the PIN for the April 18 replay is 8540217).  The call will be archived for 90 days.

For further information, contact:
Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com

Media Relations
Darcie Brossart or Quinton Crenshaw; (972) 431-3400;
jcpcorpcomm@jcpenney.com

About JCPenney

JCPenney is one of America's leading retailers, operating 1,039 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2006 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, including the price and availability of oil and natural gas, changes in interest rates, changes in management, retail industry consolidations, government activity, and acts of terrorism or war. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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